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                                                                    Exhibit 99.1

                         IXYS CORPORATION PRESS RELEASE

                              Contact:       Arnold Agbayani
                                             Sr. Vice President, Finance and CFO
                                             IXYS Corporation
                                             3540 Bassett Street
                                             Santa Clara, California 95054
                                             (408) 982-0700

IXYS CORPORATION REPORTS 34% SEQUENTIAL REVENUE INCREASE IN FIRST QUARTER OF FISCAL YEAR 2003

SANTA CLARA, CALIF. July 24, 2002--IXYS Corporation (NASDAQ:SYXI - News) today reported revenues of $27.4 million for the quarter ended June 30, 2002, which is a 34.5% sequential increase from revenues of $20.4 million reported for the quarter ended March 31, 2002; and an increase of 7.2% over revenues of $25.6 million reported for the same quarter in the prior fiscal year.

Gross profit was $7.5 million, or 27.2% of net sales, for the quarter ended June 30, 2002. This compares with a gross profit of $8.3 million, or 32.4% percent of net sales, reported for the same quarter in the prior fiscal year. The decrease in gross profit reflects a 2.7% decrease in average selling prices from the same quarter in the prior fiscal year as well as lower levels of overhead absorption.

The net loss for the quarter ended June 30, 2002 was $714,000 ($0.03 loss per share, diluted), which is a decrease from the net income of $1,586,000 ($0.05 per share, diluted) reported for the same quarter in the prior fiscal year.

The net loss in the quarter ended June 30, 2002 includes legal expenses associated with ongoing litigation totaling about $1.2 million and operating losses from Clare, Inc. of $1.1 million. Excluding these items, net income in the quarter ending June 30, 2002 would have been about $770,000 ($0.03 per share diluted).

IXYS is in the process of determining the fair values of intangible assets, and plant and equipment acquired from Clare. Based on preliminary valuation results, which could change significantly when finalized, approximately $19 million of intangible assets, including goodwill, was recorded.

"We completed the acquisition of Clare in June and we have immediately taken steps to reduce costs and restructure its operations to restore Clare to profitability. We plan to realize benefits from these steps in future quarters," said Nathan Zommer, President and CEO of IXYS. "Within the IXYS traditional product portfolio, we have seen sequential increases in units shipped and average selling prices of 12% and 16%, respectively."



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"We are pleased to report signs of increased bookings for the IXYS core products, but it is still too early to make a judgment on whether these increased orders represent a firming up in long-term demand. We are experiencing good acceptance in the market of our new products, as evidenced by strong design win activities, and are pleased at the progress we are making in expanding our penetration in the "Green Energy" market sector," added Dr. Zommer.

Arnold Agbayani, CFO of IXYS, said, "Despite some improving areas, overall we are still seeing uncertainty among our customers. Nevertheless, we currently expect revenues for the September quarter to be 12-17% higher than revenues in our June quarter."

About IXYS Corporation

IXYS Corporation offers a broad line of power semiconductors, including power MOSFETs, IGBTs, ultra-fast reverse recovery diodes, thyristors and rectifiers, multi-chip modules, DCB ceramic substrates and power interface integrated circuits. Directed Energy, Inc., an IXYS subsidiary in Fort Collins, Colorado, offers a line of RF power MOSFETs, laser diode drivers and high power pulse generators. Westcode Semiconductors, Limited, an IXYS subsidiary in Chippenham, England, offers a broad range of very high-power thyristors, diodes IGBTs and subsystems. Clare, Inc., an IXYS subsidiary in Beverly, Massachusetts, designs and manufactures high-voltage analog and mixed-signal semiconductor integrated packages and discrete components as well as integrated circuit drivers for organic light emitting diode displays. Additional information about IXYS can be found at www.ixys.com. Additional information about IXYS' Clare subsidiary can be found at www.clare.com.

The statements in this news release relating to our expectations for our second fiscal quarter ending September 30, 2002 as well as subsequent fiscal quarters and our expectations related to the potential results of actions taken to restore Clare, Inc. to profitability are forward looking in nature. These forward-looking statements are based on current expectations or beliefs, as well as a number of assumptions about future events, and thus involve risks and uncertainties that could cause actual results to differ from predicted results. These risks and uncertainties include the effect that a continued slowdown in the semiconductor industry and our customers' industries could have on our operations as well as risks and uncertainties related to the Company's ability to effectively integrate the separate businesses of IXYS and Clare and the possible failure of IXYS to realize the expected benefits of the acquisition of Clare. Further information on other factors that could affect the Company's operations is detailed and included in the Company's Form 10-K for the fiscal year ended March 31, 2002, as filed with the Securities and Exchange Commission on June 28, 2002, which includes the IXYS Corporation audited financial statements as of March 31, 2002 and 2001. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information may be obtained by visiting IXYS' website at http://www.ixys.com, or by contacting the Company directly.


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                                IXYS CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                   (unaudited)

                                                               MARCH 31,        JUNE 30,
                                                                 2002             2002
                                                              ---------         ---------
                               ASSETS

Current assets:
    Cash and cash equivalents                                 $  32,316         $  45,502
    Accounts receivable, net                                     16,697            23,086
    Inventories                                                  46,317            55,395
    Prepaid expenses and other assets                               596             2,453
    Deferred income taxes                                         2,553             2,810
                                                              ---------         ---------
        Total current assets                                     98,479           129,246
Plant and equipment, net                                         19,238            37,796
Other assets                                                      4,828            20,156
Deferred income taxes                                             2,015             2,845
                                                              ---------         ---------
        Total assets                                          $ 124,560         $ 190,043
                                                              =========         =========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of capitalized lease obligations          $   2,391         $   2,795
    Current portion of notes payable to bank                        700               769
    Accounts payable                                              5,606            10,940
    Accrued expenses and other liabilities                        8,383            12,231
                                                              ---------         ---------
        Total current liabilities                                17,080            26,735
Capitalized lease and other long term obligations, net
    of current portion                                            4,888             5,823
Pension liabilities                                               7,373             8,422
                                                              ---------         ---------
        Total liabilities                                        29,341            40,980
                                                              ---------         ---------
Common stock, $0.01 par value:
    26,902,192 issued and 26,827,192 outstanding
    in March 31, 2002 and 31,838,315 issued and
    31,763,315 outstanding in June 30, 2002                         268               318
Additional paid-in capital                                       92,340           143,874
Notes receivable from stockholders                                 (853)             (853)
Retained earnings                                                 5,827             5,113
Accumulated other comprehensive loss                             (2,363)              611
                                                              ---------         ---------
Stockholders' equity                                             95,219           149,063
                                                              ---------         ---------
        Total liabilities and stockholders' equity            $ 124,560         $ 190,043
                                                              =========         =========


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                                IXYS CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (in thousands, except share data)
                                   (unaudited)

                                                              THREE MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                 2001             2002
                                                               --------         --------
Net revenues                                                   $ 25,605         $ 27,437
Cost of goods sold                                               17,299           19,978
                                                               --------         --------

Gross profit                                                      8,306            7,459
                                                               --------         --------
Operating expenses:
Research, development and engineering                             1,181            2,186
Selling, general and administrative                               3,419            5,115
Amortization of goodwill and intangibles                             58               90
                                                               --------         --------

        Total operating expenses                                  4,658            7,391
                                                               --------         --------
Operating income                                                  3,648               68
Other expense, net                                               (1,092)          (1,188)
                                                               --------         --------
Income (loss) before income tax provision (benefit)               2,556           (1,120)
Income tax provision (benefit)                                     (970)             406
                                                               --------         --------

Net income (loss)                                              $  1,586         $   (714)
                                                               ========         ========
Net income (loss) per share-- basic                            $   0.06         $  (0.03)
                                                               ========         ========
Weighted average shares used in per share calculation--
    basic                                                        26,690           27,999
                                                               ========         ========
Net income (loss) per share--diluted                           $   0.05         $  (0.03)
                                                               ========         ========
Weighted shares used in per share calculation-- diluted          29,180           27,999
                                                               ========         ========